Exhibit 5.1

Rex Blackburn
Senior Vice President and General Counsel
Idaho Power Company
1221 West Idaho Street
Boise, Idaho 83702-5627

August 26, 2010

Idaho Power Company
1221 West Idaho Street
Boise, Idaho 83702-5627

Ladies and Gentlemen:

                    I am General Counsel to Idaho Power Company, an Idaho corporation (the “Company”), and have acted as such in connection with the preparation and filing on May 12, 2010 of a registration statement on Form S-3 (File No. 333-166774) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to $500,000,000 in aggregate principal amount of its first mortgage bonds and unsecured debt securities. The Registration Statement became effective on May 25, 2010. The prospectus dated May 25, 2010 included in the Registration Statement has been supplemented by a prospectus supplement, dated June 17, 2010, relating to $500,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, Secured Medium-Term Notes, Series I (the “Medium-Term Notes”), Pricing Supplement No. 1 (“Pricing Supplement No. 1”), dated August 25, 2010, relating to $100,000,000 in aggregate principal amount of Medium-Term Notes, 3.40% Series due 2020 (the “2020 Notes”) and Pricing Supplement No. 2 (“Pricing Supplement No. 2” and together with Pricing Supplement No. 1, the “Pricing Supplements”), dated August 25, 2010, relating to $100,000,000 in aggregate principal amount of Medium-Term Notes, 4.85% Series due 2040 (the “2040 Notes” and together with the 2020 Notes, the “Notes”). The Company has also filed with the Commission pursuant to Rule 433 under the Securities Act a free writing prospectus, dated August 25, 2010, relating to the 2020 Notes and a free writing prospectus, dated August 25, 2010, relating to the 2040 Notes. The Notes will be issued and sold pursuant to the Selling Agency Agreement, dated June 17, 2010 (the “Agency Agreement”), between the Company and the agents named therein, the Terms Agreement, dated August 25, 2010, between the Company and the purchasers named therein relating to the 2020 Notes (the “2020 Notes Terms Agreement”) and the Terms Agreement, dated August 25, 2010, between the Company and the purchasers named therein relating to the 2040 Notes (the “2040 Notes Terms Agreement” and together with the 2020 Notes Terms Agreement, the “Terms Agreements”).

                    The Notes will be issued pursuant to the Indenture of Mortgage and Deed of Trust dated as of October 1, 1937 between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg, successor individual trustee), as trustees (the “Trustees”), as supplemented by all indentures supplemental thereto, including the Forty-sixth Supplemental Indenture, dated as of June 1, 2010, relating to the Medium-Term Notes (the “First Mortgage Bond Indenture”).

Idaho Power Company
August 26, 2010

                    In connection with this opinion, I have examined such corporate records, certificates, documents relating to the Notes and other documents, including the First Mortgage Bond Indenture, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. I have assumed that the First Mortgage Bond Indenture has been duly authorized, executed and delivered by the Trustees.

                    Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, I am of the opinion that:

                    (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho.

                    (2) When the Notes shall have been duly executed and authenticated in accordance with the provisions of the First Mortgage Bond Indenture and issued, delivered and paid for as contemplated in the Agency Agreement, the Terms Agreements and the Pricing Supplements, the Notes will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting mortgagees’ and other creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

                    I am a member of the Idaho Bar and do not hold myself out as an expert on the laws of any other state. My opinions expressed above are limited to the laws of the State of Idaho and the federal laws of the United States, except to the extent such opinions involve determinations regarding regulatory consents and approvals required to be obtained by the Company from any governmental body or bodies in connection with the issuance and sale of the Notes.

                    I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 26, 2010.

Very truly yours,

/s/ Rex Blackburn

Rex Blackburn